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                             SUBSIDIARIES OF THE COMPANY

Active Domestic Subsidiaries
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Western Staff Services (USA), Inc.
Western Medical Services, Inc.
Western Medical Services (NY), Inc.
Western Technical Services, Inc.
Mediaworld International
Western Staff Services (Guam), Inc.
Alternative Billing Services, Inc.
Best Temporaries, Inc.
Best Temporaries Federal Systems, Inc.

Inactive Domestic Subsidiaries
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Western Legal Services, Inc.
Western Television News, Inc.
Western Permanent Services Agency, Inc.
Western Service, Inc.
Kontorservice, Inc.

Foreign Subsidiaries
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Australia:
Western Staff Services Pty. Ltd.
Western Personnel Services Pty. Ltd.
Western Temporary Services Pty. Ltd.

Denmark:
Western Service A/S
Aksten's Kontorservice "Vikar" ApS

New Zealand:
Western Staff Services (N.Z.) Limited

Norway:
Western Staff Services A/S
Kontorservice A/S

United Kingdom:
Western Staff Services (U.K.) Limited